EXHIBIT 12

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           March 29    January 1    Six months
                                           through     through        ended
                                           June 30,    March 28,     June 30,
                                             2003        2003          2002
(In millions)                            ----------- ------------- -------------
                                         (Successor) (Predecessor) (Predecessor)

Net income..............................   $  394.8    $  460.7      $  947.7
Income taxes............................      206.1       240.6         492.5
                                           --------    --------      --------
Income before income taxes..............      600.9       701.3       1,440.2
                                           --------    --------      --------
Fixed charges:..........................
   Interest expense (1).................      472.7       785.3       1,490.9
   Interest portion of rentals (2)......        9.9        15.3          28.3
                                           --------    --------      --------
Total fixed charges.....................      482.6       800.6       1,519.2
                                           --------    --------      --------
Total earnings as defined...............   $1,083.5    $1,501.9      $2,959.4
                                           ========    ========      ========
Ratio of earnings to fixed charges.....        2.25        1.88          1.95
                                           --------    --------      --------

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.